Amendment One
to
Employment Agreement
By and Among
Global Axcess Corp
And
George McQuain

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (“the Amendment”) is made and entered into as of this 21st day October, 2010, by and among GLOBAL AXCESS CORP, a Nevada corporation (the “Corporation”), and GEORGE MCQUAIN, an individual residing in Jacksonville, Florida (the “Employee”).

WHEREAS, the Corporation and the Employee are parties to the Employment Agreement (the “Agreement”) which was made the 1st day of July, 2008;

WHEREAS, the Corporation and the Employee desire to amend certain provisions of the Agreement as hereinafter provided;

WHEREAS, the Amendment shall be deemed to have been integrated into the terms and conditions of the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 4.3 of the Agreement shall be modified to read as follows:

“4.3    In the event of a termination of Employee’s employment hereunder without Cause by Corporation, provided that Employee complies with the Restrictive Covenants contained herein, Employee shall be entitled to receive salary continuation payments at Employee’s base salary rate, in effect as of the date of Employee’s termination of employment, less applicable tax withholding, payable in equal installments in accordance with Corporation’s usual payroll practices (but no less than monthly), over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for eighteen (18) months after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for eighteen (18) months after the date of termination of Employee’s employment. Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums that Corporation is paying at the time of termination of Employee’s employment during the same time period.  Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination.  Except as provided below, such payments shall commence on the first payroll payment date coincident with or next following Employee’s termination of employment.

Notwithstanding anything in this Agreement to the contrary, the payments described in this Paragraph 4.3 shall not be paid or payable unless on or before the sixtieth (60th) day following Employee’s termination of employment, Employee has provided Corporation with an executed general release of all claims arising out of or related to Employee’s employment with Corporation, and such release is not subject to revocation, in a form and manner satisfactory to Corporation (the “Release Agreement”), which shall be provided by Corporation to Employee within ten (10) days of Employee’s termination of employment.  Any payments that become due and payable under this Paragraph 4.3 during this sixty (60) day period shall be paid in a single lump sum on the sixtieth (60th) day and all subsequent payments shall be paid in installments as described above.”

Section 5.2(iv) of the Agreement shall be modified to read as follows:

“(iv)    compete with the Corporation, its successors and assigns by engaging, directly or indirectly, in the Business the Corporation is engaged in after the date of the expiration or termination of this Agreement and as conducted or in a business substantially similar to the Business the Corporation is engaged in after the date of the expiration or termination of this Agreement within the “Territory,” as hereinafter defined (“Restricted Business”); or”

Section 6 (“Change of Control”) of the Agreement shall be modified to read as follows:

“6.           Change of Control. If there is a Change of Control, as defined herein, and if within six (6) months of such Change of Control (a) Employee’s base salary is reduced and (b) Employee’s job responsibilities (as in effect during Employee’s employment with Corporation in Jacksonville, Florida prior to the Change of Control) are diminished, Employee may terminate his employment with Corporation within thirty (30) days of such reduction in salary and diminution in job responsibilities.  In connection with such termination of employment, provided that Employee complies with the Restrictive Covenants contained herein, Employee shall be entitled to receive salary continuation payments at Employee’s base salary rate, in effect as of Employee’s termination of employment, less applicable tax withholding, payable in equal installments in accordance with Corporation’s usual payroll practices (but no less than monthly), over the following time period: (i) if the termination occurs during the initial term, for the remaining portion of such initial term, or for one (1) year after the date of termination of Employee’s employment, whichever is longer, or (ii) for any termination occurring after the initial term, for one (1) year after the date of termination of Employee’s employment.  Corporation will also pay Employee’s health, life, dental, short term disability, and long term disability insurance premiums during the same time period.  Corporation will also pay Employee for his accrued but unused paid time off and any bonuses earned by the date of Employee’s termination.  Except as provided below, such payments shall commence on the first payroll payment date coincident with or next following Employee’s termination of employment.

Notwithstanding anything in this Agreement to the contrary, the payments described in this Paragraph 6 shall not be paid or payable unless on or before the sixtieth (60th) day following Employee’s termination of employment, Employee has provided Corporation with an executed Release Agreement, which shall be provided by Corporation to Employee within ten (10) days of Employee’s termination of employment.  Any payments that become due and payable under this Paragraph 6 during this sixty (60) day period shall be paid in a single lump sum on the sixtieth (60th) day and all subsequent payments shall be paid in installments as described above.

For purposes of this Agreement, “Change of Control” shall mean the acquisition by any individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) (a “Person”) of ownership of stock of Corporation that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of Corporation.  However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of Corporation, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of Corporation (or to cause a change in the effective control of Corporation).  An increase in the percentage of stock owned by any one Person as a result of a transaction in which Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.  This paragraph applies only when there is a transfer of stock of Corporation (or issuance of stock of Corporation) and stock in Corporation remains outstanding after the transaction.”

Section 13 (“Compliance with Code Section 409A”) of the Agreement shall be modified to read as follows:

“13.           Compliance with Code Section 409A.  It is intended that the terms of this Agreement, including any ambiguous terms, be interpreted in a manner consistent with Section 409A.  It is also intended that, for all purposes, “termination of employment” (or similar terms) as used herein shall mean “separation from service” (within the meaning provided by Treasury Regulation Section 1.409A-1(h)) in accordance with Treasury Regulation Section 1.409A-3(a)(1).  Any provision that would cause this Agreement, or any payment hereunder, to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.  The direct payment or reimbursement of expenses permitted under this Agreement or otherwise shall be made no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred.  Notwithstanding anything herein to the contrary, in no event shall Corporation be liable to Employee for, or with respect to, any taxes, penalties, or interest which may be imposed upon you pursuant to Section 409A.

If it is determined that (a) Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) and the regulations and other guidance promulgated thereunder, and any elections made by Employee in accordance therewith, and (b) such payments constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in any other Paragraph of this Agreement, no payment, distribution, or benefit under this Agreement that constitutes a distribution of deferred compensation and that would otherwise be payable during the six (6) month period after Employee’s termination of employment, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period.”

Except as otherwise expressly amended by this Amendment, the Agreement is and shall continue to be in full force and effect in accordance with its terms.  In the event of any inconsistency between the provisions of this Amendment and those in the Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 21st day of October, 2010.

GLOBAL AXCESS CORP

By:     Michael J. Loiacono

Title:  Chief Financial Officer

/s/ Michael J. Loiacono
Signature

GEORGE MCQUAIN

/s/ George McQuain
Signature